Consent of Independent Auditors
The Board of Directors
BioMed Realty Trust, Inc.
and
The Board of Directors of the General Partner
BioMed Realty, L.P.:
We consent to the incorporation by reference in the registration statements (Nos. 333-161760 and 333‑117977) on Form S-8 of BioMed Realty Trust, Inc., (Nos. 333-183670, 333-183676, and 333-183677) on Form S-3 of BioMed Realty Trust, Inc. and (Nos. 333-183669 and 333-183669-01) on Form S-3 of BioMed Realty Trust, Inc. and BioMed Realty, L.P. of our report dated August 14, 2013, with respect to the combined and consolidated balance sheets of Wexford Science & Technology, LLC and subsidiaries, Wexford Finance, LLC, and Wexford Development, LLC as of December 31, 2012 and 2011, and the related combined and consolidated statements of operations, equity, and cash flows for the years then ended, which report appears in the current report on Form 8-K/A of BioMed Realty Trust, Inc. and BioMed Realty, L.P. dated August 14, 2013.
KPMG LLP
San Diego, California
August 14, 2013